UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

August 17, 2007
Date of Report (date of earliest event reported)

 EAST WEST BANCORP, INC.
(Exact name of registrant as specified in its charter)

 Commission file number 000-24939

Delaware	95-4703316
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

135 N Los Robles Ave., 7th Floor, Pasadena, California 91101
(Address of principal executive offices including zip code)

(626) 768-6000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02    Unregistered Sales of Equity Securities

On August 17, 2007, Desert Community Bank, a California state-chartered bank (“Desert Community Bank”), merged (the “Merger”) with and into East West Bank (“East West Bank”), a California state-chartered bank and the wholly owned subsidiary of East West Bancorp, Inc., a Delaware corporation (the “Company”), in accordance with the Agreement and Plan of Merger (the “Agreement”), dated April 24, 2007 and as amended, by and among the Company, East West Bank and Desert Community Bank. In connection with the Merger, the Company issued approximately 2,032,816 shares of its common stock to satisfy the stock portion of the Merger consideration under the Agreement. In addition, the Company paid approximately $64.2 million in cash to satisfy the cash portion of the Merger consideration under the Agreement. The total consideration paid in the Merger was approximately $142.7 million.

The shares were issued by the Company in reliance upon an exemption from registration provided by Section 3(a)(10) of the Securities Act of 1933, as amended, for the issuance and exchange of securities approved, after a public hearing upon the fairness of the terms and conditions of the exchange, by a state commission authorized by law to grant such approval. A public fairness hearing was held before the Commissioner of the California Department of Corporations on June 29, 2007, in accordance with Section 25142 of the California Corporate Securities Law of 1968, as amended, after which a permit authorizing the issuance and exchange of the Company's shares was granted.

Item 8.01  Other Events

        On August 17, 2007, Desert Community Bank merged with and into the Company’s wholly owned subsidiary, East West Bank. The Company issued approximately 2,032,816 shares of its common stock and paid approximately $64.2 million in cash in connection with the Merger. The details of the Merger are contained in Item 3.02 above and are incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 20, 2007

EAST WEST BANCORP, INC.
By:	/s/ Julia Gouw
Julia Gouw Executive Vice President and Chief Financial Officer